EXHIBIT 10.1

LETTER OF INTENT

November 25, 2013

Subject to the conditions found herein, this Letter of Intent is intended to serve as a non-binding agreement (except for those Sections entitled “Closing”, “No Shop”, and “Applicable Law” which shall be binding) pursuant to which International Gold Corp., a Nevada corporation publicly trading on the OTCQB of the OTC market under the symbol “ITGC” (“PubCo”), will issue certain of its shares to Mark Walmesley, INC (MWI) a private Texas corporation (“OpCo”). The terms and conditions set forth herein are based on preliminary and limited information provided by the parties hereto and are subject to change pending the completion of due diligence, the approval of the Board of Directors of both companies and the execution of a Definitive Agreement.

Capitalization	PubCo has 100,000,000 authorized Common Shares and no other authorized class of capital stock. PubCo currently has 11,509,000 Common Shares outstanding.
Consideration
Pubco will issue shares to OpCo for the exclusive worldwide rights to utilize, license, distribute and further develop OpCo’s Emergency Medical Communications Platform and its fully functioning, cloud based, sales and accounting software system for controlling channel distribution. (hereinafter referred to as the Licensing Agreement)

OpCo will receive $25,000 on or around the signing of the “Definitive Agreement” and another $25,000 six months after signing of the Definitive Agreement.

OpCo will receive, biannually, 4 tranches of 2.5 million restricted common shares totaling 10 million shares commencing on the signing of the Definitive Agreement.

OpCo will also retain a royalty payment based on sales.

Due Diligence
Each of PubCo and OpCo shall have 30 days from the date hereof to conduct an investigation of the other’s prospects, business, assets, contracts, rights, liabilities and obligations, including financial, marketing, employee, legal, regulatory and environmental matters, to satisfy itself as to the desirability of proceeding with the Closing.

 During this time each of PubCo and OpCo shall provide the other with access to its books, records and operations as reasonably requested.

Conditions
OpCo conditions to closing:

a)           Confirmation to OpCo that as of the date immediately prior to the effectiveness of the closing, PubCo has no material liabilities other than reported on the last quarterly report on Form 10-Q plus new interest related to such liabilities and normal business expenses incurred from the date of the financial statements to the closing.

b)           The Closing and all related transactions have been approved by the PubCo board of directors.

c)           Preparation of a “Super 8-K” to be filed within 4 business days of closing of the Definitive Agreement.

d)           Continued reporting compliance with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the British Columbia Securities Commission (the “BCSC”).

e)           Continued quotation on the OTCQB and the absence of any cease trade orders from the US Securities and Exchange Commission or the BCSC.
PubCo conditions to closing:

a)           Delivery to PubCo of customary legal opinions, closing certificates, necessary consents and approvals of government bodies or lenders as concerns OpCo.

b)           No material adverse change in OpCo’s business, financial condition prospects, assets or operations.

c)           The Closing and all related transactions have been approved by OpCo’s board of directors and shareholders.

Closing
Within 30 days of this Letter of Intent, PubCo, and OpCo shall use their best efforts to negotiate and execute a Definitive Closing Agreement and other related documents and certificates (the “Closing Documents”), which shall incorporate in more complete detail the terms found herein.  Upon Closing PubCo will apply to change its name to IMed Data Systems, INC.

Mark Walmesley will be appointed to the Board of Directors of PubCo. Delivery to OpCo of customary legal opinions, closing certificates, necessary consents and approvals of government bodies or lenders as concerns PubCo.

Terms and Provisions
The Closing Documents shall include normal provisions including, without limitation, representations, warranties, covenants, agreements and remedies as are appropriate to preserve and protect the economic benefits intended to be conveyed to and from PubCo and OpCo pursuant hereto.

No Shop
Both PubCo and OpCo agree that from the date of this Letter of Intent until the 60th day thereafter, neither party nor any of affiliates, officers, directors, employees, agents, or advisors shall, directly or indirectly, solicit offers from, negotiate with or in any manner encourage or consider any proposal of any other person or entity relating to the Licensing Agreement between PubCo or OpCo or any other business combination involving such parties.

Audit
If necessary, each party shall commence an audit as soon as possible and otherwise take such action as may be necessary to allow the parties to file a Super 8-K within 4 business days with the Securities and Exchange Commission as soon as possible after the Closing.

Audit and Legal Fee	Each party shall be liable for their respective legal and accounting fees; provided that in the event that there is a closing, International Gold Corp. shall be liable for all outstanding expenses.

Confidentiality
This Letter of Intent is confidential and proprietary to PubCo and OpCo. PubCo and OpCo hereby represent each to the other that it shall not disclose this Letter of Intent or its contents to third parties without the prior written consent of the other party. Both parties shall ensure that its counsel and advisors shall be aware of the confidential nature of this agreement and will agree to be bound to the terms hereof. This provision shall be of no further force or effect in the event the parties fail to enter into the Closing.

Applicable Law	This Letter of Intent shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.
Contacts	Mark Walmesley INC 17213 Bending Oak Ct. Cypress, TX USA 77429 Tel. 1-281-734-3690 International Gold Corp. 666 Burrard Street, Suite 600 Vancouver, British Columbia Canada V6E 4M3 Tel. 1-604-328-4686

As represented by all of the party’s signatures below, this Agreement is entered into on the 25th day of November 2013.

Agreed and confirmed:

Mark Walmesley, INC

By:      _____________________________                                                                                                                     Date:
Mark Walmesley
President

International Gold Corp.

By:      _____________________________                                                                                                                     Date:
Bob Baker
Presiident